Exhibit 99.1

NEWS RELEASE

Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE

Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Announces Issuance of Common Stock
in Exchange for Subsidiary Preferred Stock
          DALLAS, TEXAS, January 4, 2010 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that it has issued 7,351,051 shares of its common stock in exchange for all of the outstanding shares of preferred stock of its subsidiary, Alon Refining Louisiana, Inc. (“Alon Louisiana”). Alon Louisiana issued the preferred stock to Alon’s majority stockholder, Alon Israel Oil Company, Ltd. (“Alon Israel”), in 2008 to finance a portion of the purchase price for the Krotz Springs refinery.
          Under the terms of a stockholders agreement among Alon, Alon Louisiana and Alon Israel, the preferred stock was required to be exchanged for shares of Alon common stock on July 3, 2011 if not previously exchanged as provided in the stockholders agreement. Pursuant to an amendment to the stockholders agreement, the mandatory exchange was accelerated to December 31, 2009.
          The 7,351,051 shares of common stock issued by Alon to Alon Israel in exchange for the Alon Louisiana preferred stock represent (a) the $80,000,000 par value of the preferred stock plus the amount of dividends accruing thereon through July 3, 2011, divided by (b) the $14.39 per share value for Alon common stock established for purposes of the exchange pursuant to the terms of the stockholders agreement.
          As a result of the exchange, the number of outstanding shares of Alon’s common stock has increased from 46,819,862 to 54,170,913 and Alon Israel’s percentage ownership of Alon’s outstanding common stock has increased from 72.26% to 76.02%.
          Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores primarily in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon markets under the FINA branded name to approximately 700 additional locations.
          Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.